Ally Financial Reports Preliminary Third Quarter 2011 Financial Results
•	Net loss of $210 million
•	Core pre-tax income of $102 million

NEW YORK (Nov. 2, 2011) – Ally Financial Inc. (Ally) today reported a net loss of $210 million for the third quarter of 2011, compared to net income of $113 million in the prior quarter and net income of $269 million for the third quarter of 2010.  Core pre-tax income, which reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges, totaled $102 million in the third quarter of 2011, compared to $466 million in the prior quarter and $635 million in the comparable prior year period.

The decline in third quarter income was largely driven by a $471 million pre-tax loss related to the negative impact of the mortgage servicing rights (MSR) valuation, net of hedge, resulting from a decline in interest rates and market volatility.  Excluding the impact of the MSR valuation, net of hedge, core pre-tax income was $573 million during the quarter.  Additionally, Ally had lower lease gains, as lease termination levels declined in line with the company’s expectations.

In order to proactively address the changes in the mortgage industry as a whole, the company will take immediate action to reduce its focus on the correspondent mortgage channel. Ally will maintain correspondent relationships with its key customers and will continue to participate in the consumer and broker lending channels, which are higher margin businesses. The correspondent channel represents approximately 84 percent of the company’s mortgage originations year-to-date.  As a result, Ally’s exposure to MSR asset volatility will decrease over time, and the company will be better positioned to comply with Basel III requirements.

“Ally’s leading global auto finance and Ally Bank franchises performed well in the third quarter with strong growth and solid profitability,” said Ally Chief Executive Officer Michael A. Carpenter.  “Unfortunately, this was offset by the valuation of the MSR asset during a period of extraordinary market turmoil.”

Carpenter continued, “The combination of MSR volatility in the quarter, reduced margins due to regulatory costs and the impending impact of Basel III has caused us to begin significantly scaling back originations in the mortgage correspondent segment.

“As the mortgage industry changes, the model for mortgage businesses will also change, and we believe a fee-based structure would enable less risk and a greater ability to serve customers.”

(Loss)/Income From Continuing Operations by Segment
($ millions)

				Increase/(Decrease) vs.
	3Q 11	2Q 11	3Q 10	2Q 11	3Q 10
North American Automotive Finance	$551	$559	$551	$(8)	$ -
International Automotive Finance	82	71	74	11	8
Insurance	114	73	114	41	-
Global Automotive Services	$747	$703	$739	$44	$8
Mortgage Origination and Servicing	(311)	47	425	(358)	(736)
Legacy Portfolio and Other1	(111)	(174)	(271)	63	160
Mortgage Operations	$(422)	$(127)	$154	$(295)	$(576)
Corporate and Other (ex. OID)2	(223)	(110)	(258)	(113)	35
Core pre-tax income3	$102	$466	$635	$(364)	$(533)
OID amortization expense4	225	274	310	(49)	(85)
Income tax expense	87	82	48	5	39
Income (loss) from discontinued operations5	-	3	(8)	(3)	8
Net (loss) income	$(210)	$113	$269	$(323)	$(479)
1. The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities including portfolios in run off.
2. Corporate and Other as presented includes the Commercial Finance Group, certain equity investments and Treasury activities, including the residual impact from the corporate funds transfer pricing and asset liability management activities.
3. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.
4. Includes accelerated OID amortization of $20 million in 2Q11 from extinguishment of debt.
5. The following businesses are classified as discontinued operations: the U.K. consumer property and casualty insurance business (sale completed 2Q11); retail automotive finance operations in Argentina (sale completed 3Q10) and Ecuador (sale completed 1Q11); automotive finance operations in Russia and Venezuela; the full-service leasing business in the U.K. (sale completed 4Q10); and mortgage operations in Continental Europe and the U.K. (sales completed 3Q10 and 4Q10).

Highlights

•	Maintained position as industry’s leading auto finance franchise.
o	Ranked No. 1 overall auto lender in the U.S. (Source: AutoCount data from Experian Automotive – Nine Months 2011).
o	Global Automotive Services remained profitable with pre-tax income of $747 million during the third quarter.
o
Consumer auto originations from continuing operations increased 21 percent in the U.S. compared to the third quarter of 2010, supported by strong growth in used and leasing volume, which grew 94 percent and 74 percent, respectively.

o	U.S. diversified new retail originations increased 101 percent in the third quarter compared to the corresponding prior year period.
o	Announced multi-year agreement with MG Motor UK Ltd. to serve as its preferred provider of retail financing.
o	Received 2011 Automotive Excellence Award from Auto Finance News, recognizing achievements in the industry for the second consecutive year.

•	Ally Bank well positioned to capitalize on market shift to direct banking and benefited from positive response to product offerings.
o	Recognized as “Best Online Package” – MONEY® Magazine, September 2011.
o	Strong early response to IRA products, introduced in June 2011.
o	Completed rollout of eCheck Deposit, which enables customers to remotely deposit checks to their Ally Bank accounts.
o	Positive customer response to distinctive products and services, including ATM fee reimbursement and no debit card fees.
o	Launched new advertising campaign centered on the concept of "people sense," because doing what is right for your customer makes good business sense.
o	CD balance retention rates were 91 percent during the third quarter.

•	GMAC Mortgage continued to demonstrate a commitment to home ownership preservation.
o	Received the highest rating in all seven Home Affordable Modification Program (HAMP) performance categories.
o	On track to receive three stars from Fannie Mae in its first Servicer Total Achievement and Rewards (STAR) Program.
o	Offered Responsible Homeowner Reward pilot program with Loan Value Group, LLC to more than 4,000 Veterans Administration customers.

•	Announced intent to immediately take action to reduce its focus on the correspondent mortgage channel to proactively mitigate risk.

•	Completed new funding transactions totaling $12.4 billion during the quarter and reported a preliminary Tier 1 capital ratio of 14.3 percent.

Liquidity and Capital

Ally's consolidated cash and cash equivalents were $16.4 billion as of Sept. 30, 2011, compared to $14.9 billion at June 30, 2011.  Included in the consolidated cash and cash equivalents balance are: $623 million at Residential Capital, LLC (ResCap), $4.5 billion at Ally Bank and $1.2 billion at the insurance businesses.  The growth in cash and cash equivalents was primarily the result of the sale of investment securities during the third quarter.

Ally's total equity at Sept. 30, 2011, was $19.7 billion, compared to $20.4 billion at the prior quarter’s end.  The decrease in total equity was due to dividend payments on preferred stock, a decline in other comprehensive income and the net loss reported during the quarter.  The company's preliminary third quarter 2011 Tier 1 capital ratio was 14.3 percent, compared to 14.6 percent in the prior quarter. The decline is primarily due to the quarterly net loss and a decline in other comprehensive income, slightly offset by lower risk-weighted assets.

Ally continued to utilize a diversified funding strategy across markets and asset classes, as it completed new funding transactions totaling $12.4 billion during the third quarter.  This included $5.4 billion raised in the U.S. public and private securitization markets, as well as the establishment of $5.5 billion of new revolving bank credit capacity globally.

Deposits

The company continued to grow deposits during the quarter through its subsidiaries, Ally Bank and ResMor Trust.  Total deposits increased in the third quarter to $44.3 billion, from $42.3 billion at June 30, 2011.  Retail deposits at Ally Bank were $26.3 billion at Sept. 30, 2011, compared to $24.6 billion at the end of the prior quarter.  Retail deposits comprised approximately 82 percent of the quarterly increase in total deposits.  Brokered deposits at Ally Bank totaled approximately $9.9 billion at quarter end, which is unchanged from June 30, 2011.  Deposit growth during the quarter was primarily driven by growth in CD balances, which was supported by strong CD balance retention rates of 91 percent.

Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within North American Automotive Finance, Mortgage Operations and Corporate and Other, based on its underlying business activities.  During the third quarter of 2011, Ally Bank reported pre-tax income from continuing operations of $375 million, compared to $255 million in the corresponding prior year period.  Performance in the quarter was driven by continued strong auto originations. Total assets at Ally Bank were $79.4 billion at Sept. 30, 2011, compared to $77.4 billion at June 30, 2011.  The growth in assets was mostly due to strong retail and lease originations along with increases in mortgage held-for-sale and warehouse lending.

Global Automotive Services

Global Automotive Services is comprised of Ally's auto-centric businesses: North American Automotive Finance, International Automotive Finance and Insurance. Global Automotive Services reported third quarter 2011 pre-tax income from continuing operations of $747 million, compared to $739 million in the comparable prior year period.

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income from continuing operations of $551 million in the third quarter of 2011, which was flat compared to the corresponding prior year period.  Results in the quarter were driven by higher retail earning asset levels and lower loan loss provisions, as the overall credit quality of the portfolio has improved.  This was offset by a decline in lease revenue compared to the comparable prior year period.

International Automotive Finance reported pre-tax income from continuing operations of $82 million in the third quarter of 2011, compared to $74 million in the same period last year.  Results improved primarily due to lower operating expenses driven by lower legal and tax costs, the wind-down of operations in certain countries and a continued focus on cost reduction.  Additionally, the third quarter of 2010 benefited from favorable mark-to-market adjustments on derivatives.  The company's international auto finance footprint currently consists of 15 countries, including the company's five core international markets: Germany, U.K., Brazil, Mexico and its joint venture in China.

Insurance, which focuses on dealer-centric products, such as extended service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $114 million in the third quarter of 2011, which was flat compared to the third quarter of 2010.  Results were driven by improved underwriting income, as non-weather related losses and operating expenses were lower than the comparable prior year period.  This was offset by lower income due to the sale of the company’s International Insurance Services (IIS), which was completed in the fourth quarter of 2010, and lower investment gains.

Auto Originations and Penetration

Total consumer financing originations from continuing operations during the third quarter of 2011 totaled $13.7 billion, compared to $11.4 billion in the prior year period.  Third quarter 2011 consumer auto originations were comprised of $9.5 billion of new retail  originations, $2.5 billion of used originations and $1.8 billion of new leases, while third quarter 2010 consumer auto originations included $9.0 billion of new originations, $1.3 billion of used originations and $1.1 billion of new leases.  Growth in consumer financing originations was driven by strong growth in used and leasing volume in the U.S., which grew 94 percent and 74 percent, respectively, compared to the corresponding period last year.  Additionally, the company continues to generate strong new volume from a diversified mix of auto manufacturers, with diversified retail originations increasing 101 percent in the U.S. compared to the third quarter of 2010.

North American consumer financing originations in the third quarter of 2011 were $11.1 billion, which included $10.0 billion in the U.S.  Third quarter 2010 consumer financing originations in North America were $9.4 billion, which included approximately $8.3 billion in the U.S.

International consumer originations from continuing operations, which include a non-consolidated joint venture in China, were $2.6 billion during the third quarter of 2011, compared to $2.0 billion in the third quarter of 2010, as originations were up in all five of the company’s key markets overseas.

Ally's average U.S. wholesale penetration for GM dealer stock was 75 percent in the third quarter of 2011, compared to 79 percent in the prior quarter and 83 percent in the third quarter of 2010.  U.S. consumer penetration for GM was 32 percent during the third quarter of 2011, compared to 36 percent in the prior quarter and 34 percent in the third quarter of 2010.

Ally's average U.S. wholesale penetration for Chrysler dealer stock was 66 percent in the third quarter of 2011, compared to 68 percent in the second quarter of 2011 and 71 percent in the corresponding period last year.  Ally's U.S. consumer penetration for Chrysler during the third quarter of 2011 was 35 percent, compared to 30 percent in the prior quarter and 49 percent in the third quarter of 2010.

Mortgage Operations

Ally's Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, is one of the leading mortgage originators and servicers in the U.S.  The company's Mortgage Operations business is reported as two segments: Origination and Servicing, and Legacy Portfolio and Other.

The principal activities of the Origination and Servicing segment include originating, purchasing, selling, and securitizing conforming and government-insured residential mortgage loans in the U.S. and Canada; servicing residential mortgage loans for Ally and others; and providing collateralized lines of credit to other mortgage originators, which the company refers to as warehouse lending. In addition, the segment also originates high-quality prime jumbo mortgage loans in the U.S.  The company utilizes three primary channels for originating mortgages: correspondent, consumer and wholesale lending.

The Origination and Servicing segment reported a third quarter 2011 pre-tax loss from continuing operations of $311 million, compared to pre-tax income from continuing operations of $425 million during the third quarter of 2010.  Results were negatively impacted by a $471 million loss related to the MSR valuation adjustment, net of hedge, and a lower gain on sale due to reductions in volume.  The MSR asset is subject to volatility based on market rates and changes to future cash flow expectations.  The negative impact of the MSR valuation in the quarter was due to a decline in interest rates and market volatility.

Total mortgage loan production from the Origination and Servicing segment in the third quarter of 2011 was $16.0 billion consisting primarily of prime conforming loans, compared to $12.6 billion in the second quarter of 2011 and $20.5 billion in the third quarter of 2010.  Production during the quarter was driven by strong refinancing volume.

The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities, including portfolios in run off.  The Legacy Portfolio and Other segment of Mortgage Operations reported a pre-tax loss from continuing operations of $111 million in the third quarter of 2011, compared to a pre-tax loss from continuing operations of $271 million in the corresponding prior year period.   The improved quarterly results were primarily driven by lower representation and warranty expense, partially offset by a lower gain on asset sales and the revaluation of legacy Mexican securitized residuals.

Home Ownership Preservation

GMAC Mortgage continues to work aggressively to keep customers in their homes and is a supporter of many home ownership preservation outreach programs.  Since 2008, GMAC Mortgage has completed more than 745,000 default workouts for borrowers, which comprises approximately 27 percent of the loans serviced during that period. The company has completed approximately twice as many modifications as foreclosure sales and has received the highest rating in all seven performance categories of HAMP.   Additionally, GMAC Mortgage is on track to earn three stars from Fannie Mae in its first STAR Program.

The company most recently launched the Responsible Homeowner Reward pilot program with Loan Value Group, LLC.  The program targets Veterans Administration customers who are current on their mortgage payments but have seen a significant decline in the value of their homes.

Corporate and Other

Corporate and Other reported a pre-tax loss from continuing operations of $448 million in the third quarter of 2011, compared to a pre-tax loss from continuing operations of $568 million in the comparable prior year period.  The third quarter 2011 results include OID amortization expense of $225 million, compared to $310 million in the third quarter of 2010.  The improved results during the quarter were primarily due to lower OID amortization expense, as well as higher gains on the sale of investment securities.  Corporate and Other also includes the net impacts of the corporate funds transfer pricing methodology and asset liability management activities.  The net impact of the funds transfer pricing methodology represents the unallocated cost of maintaining the liquidity and investment portfolios and other unassigned funding costs and unassigned equity.

Additional Financial Information

For additional financial information, the third quarter 2011 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  The company offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers retail banking products.  With approximately $182 billion in assets as of Sept. 30, 2011, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler; the profitability and financial condition of GM and Chrysler; securing low cost funding for us and Residential Capital, LLC (“ResCap”); our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; any impact resulting from delayed foreclosure sales or related matters; the potential for legal liability resulting from claims related to the sale of private-label mortgage-backed securities; risks related to potential repurchase obligations due to alleged breaches of representations and warranties in mortgage securitization transactions; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; continued challenges in the residential mortgage markets; the continuing negative impact on ResCap and our mortgage business generally due to the recent decline in the U.S. housing market; uncertainty of our ability to enter into transactions or execute strategic alternatives to realize the value of our ResCap operations; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, ResCap, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact:

Gina Proia
646-781-2692
gina.proia@ally.com

Chris McNamee
646-781-1010
christopher.mcnamee@ally.com